Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-63100, 333-63120, 333- 72814, 333-102047, 333-132764, 333-160384, 333-165235, and 333-186532 on Form S-8 and Nos. 333-63142, 333-72914, and 333-156442 on Form S-3 of our reports dated November 12, 2013, relating to the consolidated financial statements and financial statement schedule of Rockwell Collins, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended September 27, 2013.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 12, 2013